Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

ORIGIN MICRO SYSTEMS, LLC

AS PURCHASER

AND

EMERGE INTERACTIVE, INC.,

AS SELLER

MARCH 15, 2007

ii

Section 11.2	Expenses.	20

Section 11.3	Governing Law; Forum.	20

Section 11.4	Notices.	20

Section 11.5	Headings.	20

Section 11.6	No Assignment; Benefit to Third Parties.	20

Section 11.7	Entire Agreement.	21

Section 11.8	Counterparts.	21

Section 11.9	Waiver.	21

Section 11.10	Amendment.	21

Section 11.11	Severability.	21

Section 11.12	Further Assurances.	21

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (as amended, supplemented or modified from time to time, this “Agreement”), dated as of March 15, 2007, by and between EMERGE INTERACTIVE, INC., a Delaware corporation (the “Seller”), and ORIGIN MICRO SYSTEMS, LLC, a Texas limited liability company, or its affiliated assigns, (the “Purchaser”).

RECITALS

A. The Seller filed for voluntary petition under Chapter 11 of the United States Bankruptcy Code in the federal bankruptcy court for the Southern District of Florida, West Palm Beach division, on February 14, 2007.

B. Pursuant to the Seller’s Motion to Sell CattleLog Assets, under 11 U.S.C. 363(b) free and clear of all encumbrances, and Emergency Motion to Establish Procedures for Sale and Bid Protection, both filed on February 14, 2007, the Bankruptcy Court held a hearing on February 15, 2007 and thereafter entered its Order granting in part and denying in part Debtor’s Emergency Motion for an Order Approving Bid Protection and Sale Procedures. An auction and sale hearing before the Bankruptcy Court was held on March 15, 2007, and Purchaser’s bid was determined by the Bankruptcy Court to be the highest and best bid for the Purchased Assets.

C. The Purchaser and Seller have agreed that the sale of the Purchased Assets and the assumption and assignment of the Assumed Contracts and Assumed Liabilities shall be accomplished pursuant to Sections 363 and 365 of the Bankruptcy Code (as defined below) and pursuant to the terms of this Agreement as may be modified by the Bankruptcy Court.

D. The Purchaser has agreed that the terms of this Agreement and the Seller’s commitments herein shall be subject to the Seller receiving approval by the Bankruptcy Court.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE II

General Definitions

Section 2.1 Definitions. The following terms, as used herein, have the following meanings:

“Affiliate” means (i) any Person that directly, or indirectly through one or more intermediaries, controls the Seller or the Purchaser (a “Controlling Person”) or (ii) any Person (other than the Seller or the Purchaser) which is controlled by or is under common control with a Controlling Person.

“Agreement” means this Agreement, including the Schedules, as amended from time to time in accordance with its terms.

“Assignment and Assumption Agreement” means one or more assignment and assumption agreements in form and substance reasonably satisfactory to Purchaser and Seller.

“Assumed Contracts” has the meaning set forth in Section 3.1(b).

“Assumed Liabilities” has the meaning set forth in Section 3.2.

“Auction Procedures Order” means the final and non-appealable order entered by the Bankruptcy Court on February 23, 2007, a copy of which is annexed hereto as Exhibit A, (i) approving the terms of that certain letter of intent, dated as of February 14, 2007, by and between Seller and The Biegert Family Irrevocable Trust, Dated June 11, 1998 (the “Biegert Trust”) as the “Stalking-Horse Bid” for the Purchased Assets, (ii) authorizing the Seller to conduct an auction for the Purchased Assets , and (iii) establishing procedures for the conduct of the Auction.

“Bankruptcy Case” means the legal proceeding to be commenced by the Seller in the Bankruptcy Court (Case Number: 9:07-BK-10932-SHF) seeking to liquidate the Seller’s business pursuant to Chapter 11 of the Bankruptcy Code.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. §§ 101-1330, as heretofore and hereafter amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Florida, West Palm Beach division.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and Official Forms that govern procedure in cases under the Bankruptcy Code, as heretofore and hereafter amended.

“Bill of Sale” means one or more bills of sale in form and substance reasonably satisfactory to Purchaser and Seller, which shall include detailed schedules of the Purchased Assets as of the Closing Date.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of West Palm Beach, Florida.

“Closing” has the meaning set forth in Section 9.1.

“Closing Date” has the meaning set forth in Section 9.1.

“Contract” means any written agreement, arrangement, understanding, lease, license, order, purchase order or instrument or other contractual or similar arrangement.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of capital stock, including as trustee (other than a Chapter 11 trustee) or executor, by contract or credit arrangement or otherwise.

“Cure Costs” means all monetary liabilities, including pre-petition monetary liabilities, of Seller that must be paid or otherwise satisfied to cure all of the Seller’s monetary defaults under the Assumed Contracts, if any, at the time of the assumption thereof and assignment to Purchaser as provided hereunder as such amounts are determined by the Bankruptcy Court.

“Encumbrance” means (except for any lien for Taxes or materialmans, contractors or other similar statutory liens, in each case with respect to amounts not yet due) any claim, liability, charge, lease, covenant, easement, encumbrance, security interest, lien, option, pledge, right of others, mortgage, hypothecation, conditional sale or restriction (whether on voting, sale, transfer, defenses, set-off or recoupment rights, disposition or otherwise) against or with respect to tangible or intangible property or rights, whether imposed by agreement, understanding, Law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities Law, except that Encumbrance does not include any claim(s) of post-closing infringement of patents used in the ordinary course of business by the “Animal Information Solutions” or “CattleLog” business by Micro Beef Technologies, Ltd.

“Excluded Assets” has the meaning set forth in Section 3.1.

“Governmental Authority” means any United States federal, state or local, or any foreign, government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

“Permitted Encumbrances” means (i) any Encumbrance for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings, (ii) any statutory Encumbrance arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent, (iii) any minor imperfection of title or similar Encumbrance which individually or in the aggregate with other such Encumbrances could not reasonably be expected to materially adversely affect the condition of the related Purchased Assets or (iv) any Assumed Liabilities, including liability, if any, for claim(s) by Micro Beef Technologies, Ltd. of patent infringement occurring after Closing.

“Person” means an individual, corporation, partnership, association, limited liability company, trust, joint venture, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended).

“Petition Date” means February 14, 2007, the date on which the Bankruptcy Case commenced.

“Purchase Price” has the meaning set forth in Section 4.1(a).

“Purchased Assets” has the meaning set forth in Section 3.1.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Representatives” has the meaning set forth in Section 7.3(a).

“Sale Hearing” means the hearing before the Bankruptcy Court to approve this Agreement and the consummation of the transactions contemplated by this Agreement.

“Sale Motion” means a motion filed with the Bankruptcy Court on the Petition Date seeking entry of the Sale Order.

“Sale Order” means an order of the Bankruptcy Court in substantially the form as will be attached to this Agreement as Exhibit B on or before the Sale Hearing.

“Seller” has the meaning set forth in the Preamble.

“Seller’s Knowledge” means the actual knowledge of Susan D. Mermer, David C. Warren, Robert E. Drury or Tim Niedecken.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Tax authority.

“Tax Return” means any return, declaration, report, claim for refund, information return, statement or other form relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transfer Tax” has the meaning set forth in Section 6.1.

Section 2.2 Terms Generally. As used in this Agreement: (i) words in the singular shall be held to include the plural and vice versa, (ii) words of one gender shall be held to include the other genders as the context requires, (iii) the terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, (iv) references to Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement, unless otherwise specified, (v) the word “including” and words of similar import when used in this Agreement, shall mean “including, without limitation,” unless otherwise specified, and (vi) the word “or” shall not be exclusive.

ARTICLE III

Purchase And Sale Of Assets; Assumption Of Liabilities

Section 3.1 Purchase and Sale of the Purchased Assets. On the Closing Date, Seller shall transfer, sell, assign and deliver to the Purchaser, and Purchaser shall purchase, accept and assume from Seller, on the terms and subject to the conditions set forth in this Agreement and the Sale Order, all of Seller’s right, title and interest in, to and under the following assets, other than the Excluded Assets (as hereinafter defined) (all such assets and properties are referred to in this Agreement as the “Purchased Assets”), free and clear of all Encumbrances, other than Permitted Encumbrances including, without limitation, the following:

(a)(i) All of Seller’s right, title and interest in, to and under the following property relating primarily to Seller’s “Animal Information Solutions” or “CattleLog” businesses, whether now owned, as of the date hereof, or hereafter acquired (each of the following capitalized terms in this Section 3.1(a) shall have the meanings ascribed to such terms in Article 9 of the Uniform Commercial Code): General Intangibles; Documents; Equipment; Goods; Inventory; trademarks, copyrights and/or patents; any and all rights to the sole and exclusive use of the name “eMerge Interactive, Inc.” or any derivations thereof (provided, however, that Purchaser hereby grants to Seller, and Seller hereby accepts from Purchaser, a nontransferable, royalty-free, license to use such name and marks, or any derivations thereof, from and after the date of this Agreement until such time as Seller is dissolved and Seller’s assets are liquidated, provided that Seller shall not compete with the “Animal Information Solutions” or “CattleLog” business); and those certain accounts receivable listed on Schedule 3.1(a)(i) to this Agreement; provided, however, that the Purchased Assets shall not, in any event, include the Excluded Assets. For purposes of this Agreement, “Excluded Assets” means (i) those assets listed on Schedule 3.1(a)(ii) to this Agreement, which are all of the assets primarily relating to, used in or useful to Seller’s Food Safety Technologies business, and (ii) any and all cash and cash equivalents of Seller as of the Closing Date. For the avoidance of doubt, the Seller and Purchaser agree that the Purchased Assets shall include, without limitation, the assets set forth on Schedule 3.1(a)(iii) attached hereto that relate primarily to Seller’s “Animal Information Solutions” or “CattleLog” business.

(b) All of Seller’s right, title and interest in the Assumed Contracts (as defined and described below). Schedule 3.1(b) sets forth a list of all executory contracts related primarily to Seller’s “Animal Information Solutions” or “CattleLog” businesses (the “Assumed Contracts”). The procedures for assumption and assignment of the Assumed Contracts shall be mutually acceptable to Purchaser and Seller. Seller shall take all action reasonably necessary in order to assume and assign the Assumed Contracts to Purchaser in accordance with Sections 365(a) and (f) of the Bankruptcy Code, and Seller shall pay all costs and expenses associated with such assumption and assignment, including without limitation any Cure Cost. Upon entry of the Sale Order, which order shall include provisions authorizing the assignment and assumption of the Assumed Contracts, such Assumed Contracts shall be assumed by Seller and assigned to Purchaser, and Purchaser shall accept such assignment and assume the Assumed Contracts, and such assumption and assignment shall be effective as of the Closing of this transaction. The assignment of the Assumed Contracts to Purchaser shall be contemporaneous with the Closing.

Section 3.2 Assumption of Contracts and Liabilities. On and as of the Closing Date, in connection with its acquisition of the Purchased Assets, Seller shall assign and transfer, and Purchaser shall accept, assume, and indemnify, defend and hold Seller harmless with respect to, the following contracts, liabilities and obligations of Seller and no others (collectively, the “Assumed Liabilities”):

(a) Assumed Contracts. All rights and obligations of Seller under the Assumed Contracts; provided, however, that Seller shall pay all Cure Costs owing under any of the Assumed Contracts prior to the Closing.

(b) Taxes. Subject to Section 6.2, any liability for Taxes with respect to the ownership of the Purchased Assets for any taxable period (or portion thereof) beginning on or after the Closing Date.

PURCHASER SHALL NOT ASSUME AND SHALL NOT BE LIABLE FOR ANY LIABILITIES AND OBLIGATIONS OF SELLER, REGARDLESS OF THE TYPE OR NATURE OF SUCH LIABILITIES OR OBLIGATIONS, OTHER THAN THE ASSUMED LIABILITIES.

ARTICLE IV

Purchase Price

Section 4.1 Payment of Purchase Price.

(a) The purchase price for the Purchased Assets shall be One Million Six Hundred Thousand Dollars ($1,600,000.00) plus a release from any and all pre-Closing claims that Micro Beef Technologies, Ltd. has or may have against Seller, including without limitation, any and all claims for patent infringement by Seller (the “Purchase Price”).

(b) On the Closing Date, the Purchaser shall deliver, by wire transfer pursuant to wire transfer instructions provided by Seller at least two Business Days prior to the Closing Date, in immediately available funds, the Purchase Price.

(c) On the Closing Date, the Seller shall obtain from the Biegert Trust (i) the original Revolving Loan Agreement, Promissory Note and Security Agreement, dated as of October 16, 2006, by and between Seller and the Biegert Trust (the “Promissory Note”) marked “cancelled, paid in full” and (ii) a UCC termination statement terminating UCC financing statement 63597192 filed with the Delaware Secretary of State on October 18, 2006.

ARTICLE V

Representations And Warranties And Related Undertakings

Section 5.1 Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser as follows:

(a) Organization and Standing. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

(b) Authorization; Enforceability. The execution, delivery and performance by Seller of this Agreement, and all of the documents and instruments contemplated hereby to which Seller is a party, are within the corporate power of Seller and have been duly authorized by all necessary corporate action of Seller. This Agreement has been duly executed and delivered by Seller. This Agreement is, and the other documents and instruments required hereby to which Seller is a party will be, subject to the Bankruptcy Code and the Bankruptcy Rules and approval of the Bankruptcy Court, when executed and delivered by the parties thereto, the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

(c) No Conflict or Violation. Upon entry of the Sale Order, the execution, delivery and performance of this Agreement, and of all of the documents and instruments contemplated hereby to which Seller is a party, by Seller do not and will not: (i) conflict with or result in a breach of the certificate of incorporation or bylaws of Seller or (ii) violate any Law or Governmental Order to which Seller is a party or to which Seller is subject.

(d) Litigation. Except claims by Micro Beef Technologies, Ltd. that certain of the Purchased Assets infringe on patents held by Micro Beef Technologies, Ltd., which claims Seller disputes, there is no action, suit, investigation or proceeding pending against, or to Seller’s Knowledge, threatened against Seller before any Governmental Authority which challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

(e) Consents and Approvals. Except for consents, approvals or authorizations of, or filings with, the Bankruptcy Court, and except as included on Schedule 5.1(e) to this Agreement, the execution, delivery and performance of this Agreement, and the other documents and instruments required hereby to which Seller is a party, do not and will not: (i) constitute a violation or breach of any material contract or agreement to which Seller is a party or by which Seller is bound, or require the consent or approval of any party to any such contract or agreement, or give any party to any such contract or agreement a right of termination, cancellation, acceleration or modification thereunder, except where such violation or breach or the failure to obtain such consent or approval would not, in the aggregate, have a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby or perform its obligations hereunder, or (ii) result in, require or permit the creation or imposition of any Encumbrance, other than Permitted Encumbrances, upon or with respect to the Purchased Assets or the Assumed Contracts.

(f) Title to Purchased Assets. Seller owns good and valid title to the Purchased Assets free and clear of any Encumbrances except the Permitted Encumbrances.

(g) Sufficiency of Assets. Except for the United States Department of Agriculture-approved Process Verified Program (the “PVP”), the Purchased Assets and Assumed Contracts include all of the assets and contract rights necessary as of the Closing Date for the operation of the Purchased Assets in the ordinary course in accordance with Seller’s past practice (excluding the Excluded Assets).

(h) Brokers. Except for AgriCapital Corporation and B. Riley & Co., there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement. Seller shall be responsible for payment of any such fee or commission.

(i) Assumed Contracts. Seller is not in material default under any of the Assumed Contracts, and there do not exist any defaults by Seller, material or otherwise, under any of the Assumed Contracts, which such defaults would prevent any such Assumed Contract from being assumed by, and assigned to, Purchaser.

(j) Software Source Code. Seller warrants that it is in possession of the source code for the software which is a portion of the Purchased Assets and shall deliver it to Purchaser at Closing (except as required to provide the transition services pursuant to the Transition Services Agreement attached hereto as Exhibit E).

Section 5.2 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller the following:

(a) Organization and Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of Texas. Micro Beef Technologies, Ltd., a Texas limited partnership, is the sole member of Purchaser.

(b) Authorization; Enforceability. The execution, delivery and performance by Purchaser of this Agreement, and all of the documents and instruments contemplated hereby to which Purchaser is a party, are within the limited liability company power of Purchaser and have been duly authorized by all necessary limited liability company action of Purchaser. This Agreement has been duly executed and delivered by Purchaser. This Agreement is, and the other documents and instruments required hereby to which Purchaser is a party will be, subject to the Bankruptcy Code and the Bankruptcy Rules and approval of the Bankruptcy Court, when executed and delivered by the parties thereto, the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

(c) No Conflicts or Violation. The execution, delivery and performance of this Agreement, and all of the documents and instruments contemplated hereby to which Purchaser is a party, by Purchaser do not and will not: (i) conflict with or result in a breach of the Certificate of Formation and Operating Agreement of Purchaser or (ii) violate any Law or Governmental Order to which Purchaser is a party or to which Purchaser is subject.

(d) Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of Purchaser, threatened against Purchaser before any Governmental Authority which challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

(e) Consents and Approvals. Except for consents, approvals or authorizations of, or filings with, the Bankruptcy Court, and except as included on Schedule 5.2(e) to this Agreement, the execution, delivery and performance of this Agreement, and the other documents and instruments required hereby to which Purchaser is a party, do not and will not: (i) constitute a violation or breach of any material contract or agreement to which Purchaser is a party or by which Purchaser is bound, or require the consent or approval of any party to any such contract or agreement, or give any party to any such contract or agreement a right of termination, cancellation, acceleration or modification thereunder, except where such violation or breach or the failure to obtain such consent or approval would not, in the aggregate, have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby or perform its obligations hereunder, or (ii) result in, require or permit the creation or imposition of any Encumbrance, other than Permitted Encumbrances, upon or with respect to the Purchased Assets or the Assumed Contracts.

(f) Brokers. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Purchaser who might be entitled to any fee or commission from Seller in connection with the transactions contemplated by this Agreement.

Section 5.3 “AS IS” TRANSACTION. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER MAKES NO (AND SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY) REPRESENTATIONS OR WARRANTIES OF ANY KIND, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PURCHASED ASSETS, ASSUMED CONTRACTS OR ASSUMED LIABILITIES OR ANY OTHER MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, INCOME TO BE DERIVED OR EXPENSES TO BE INCURRED IN CONNECTION WITH THE PURCHASED ASSETS, ASSUMED CONTRACTS OR ASSUMED LIABILITIES, THE ENFORCEABILITY, VALIDITY OR SCOPE OF ANY OF THE PURCHASED ASSETS, ASSUMED CONTRACTS OR ASSUMED LIABILITIES, THE VALUE OF THE PURCHASED ASSETS, ASSUMED CONTRACTS OR ASSUMED LIABILITIES, THE TRANSFERABILITY OR ASSIGNABILITY OF THE PURCHASED ASSETS, ASSUMED CONTRACTS OR ASSUMED LIABILITIES, THE TITLE TO THE PURCHASED ASSETS, ASSUMED CONTRACTS OR ASSUMED LIABILITIES, THE MERCHANTABILITY OR FITNESS OF THE PURCHASED ASSETS, ASSUMED CONTRACTS OR ASSUMED LIABILITIES FOR ANY PARTICULAR PURPOSE, OR ANY OTHER MATTER OR THING RELATING TO THE PURCHASED ASSETS, ASSUMED CONTRACTS OR ASSUMED LIABILITIES. WITHOUT IN ANY

WAY LIMITING THE FOREGOING, SELLER HEREBY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY OF THE PURCHASED ASSETS, ASSUMED CONTRACTS OR ASSUMED LIABILITIES. PURCHASER FURTHER ACKNOWLEDGES THAT PURCHASER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PURCHASED ASSETS, ASSUMED CONTRACTS OR ASSUMED LIABILITIES AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE PURCHASED ASSETS, ASSUMED CONTRACTS OR ASSUMED LIABILITIES AS PURCHASER DEEMED NECESSARY OR APPROPRIATE AND THAT IN PROCEEDING WITH ITS ACQUISITION AND ASSUMPTION OF THE PURCHASED ASSETS, ASSUMED CONTRACTS OR ASSUMED LIABILITIES, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH HEREIN, PURCHASER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS. ACCORDINGLY, SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, PURCHASER WILL ACCEPT THE PURCHASED ASSETS, ASSUMED CONTRACTS OR ASSUMED LIABILITIES AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.” THE PARTIES HEREBY ACKNOWLEDGE THAT MICRO BEEF TECHNOLOGIES, LTD. CLAIMS THAT CERTAIN OF THE PURCHASED ASSETS INFRINGE ON PATENTS HELD BY MICRO BEEF TECHNOLOGIES, LTD. (WHICH CLAIMS SELLER DISPUTES), AND THE PARTIES HEREBY AGREE THAT SUCH CLAIMS OR ANY RESOLUTION OF SUCH CLAIMS SHALL NOT IN ANY WAY IMPACT THE PARTIES’ RESPECTIVE RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, PURCHASER’S OBLIGATIONS TO PAY THE PURCHASE PRICE TO SELLER AT CLOSING.

ARTICLE VI

Tax Matters

Section 6.1 Transfer Taxes. Purchaser and Seller shall cooperate to obtain an order of the Bankruptcy Court exempting the sale of the Purchased Assets under this Agreement from sales, use, transfer, stamp, duty and value added Taxes, and other similar Taxes and fees which may be payable by reason of the sale of the Purchased Assets under this Agreement or the transactions contemplated herein, to the extent such Taxes exist and are applicable to the transactions contemplated herein (collectively, “Transfer Taxes”). In the event that Purchaser and Seller do not obtain such an exemption order of the Bankruptcy Court and any such Transfer Taxes are assessed at any time thereafter, such Transfer Taxes incurred as a result of the transactions contemplated hereby shall be paid by Seller. Purchaser and Seller agree to provide each other reasonable assistance in the preparation and filing of any and all required Tax Returns for or with respect to such Transfer Taxes with any and all appropriate taxing authorities. Purchaser and Seller shall cooperate to minimize the amount of any such Transfer Taxes to the extent reasonably feasible and shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.

Section 6.2 Proration of Personal Property Taxes. The parties agree that all property Taxes imposed on or with respect to the Purchased Assets (including, without limitation, property Taxes payable by the tenant or lessee under any lease) will be pro-rated as of the Closing Date and that, notwithstanding any other provision of this Agreement, the economic burden of any such property Tax will be borne by Seller for all periods (or portions thereof) through the Closing Date (“Pre-Closing Period”) and by Purchaser for all periods (or portions thereof) after the Closing Date (“Post-Closing Period”). Accordingly, notwithstanding any other provision of this Agreement, (i) if Seller pays any such property Tax with respect to a Post-Closing Period, Purchaser will reimburse Seller upon demand for the amount of such property Tax; and (ii) if Purchaser pays any such property Tax with respect to a Pre-Closing Period, Seller will reimburse Purchaser upon demand for the amount of such property Tax. Moreover, Seller agrees that any claim or lien asserted by the Indian River County (Florida) Tax Collector for property taxes owed with respect to the Pre-Closing Period will attach to the Seller’s cash.

Section 6.3 Cooperation.

(a) Purchaser and Seller agree to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets, the Assumed Contracts and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return or other required or optional filings relating to Tax matters, for the preparation for and proof of facts relating to any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters and for the answer to any governmental or regulatory inquiry relating to Tax matters.

(b) Purchaser agrees to retain possession, at its own expense, of all accounting, business, financial and Tax records and information (i) relating to the Purchased Assets, the Assumed Contracts or the Assumed Liabilities that are in existence on the Closing Date and transferred to Purchaser hereunder and (ii) coming into existence after the Closing Date that relate to the Purchased Assets, the Assumed Contracts or the Assumed Liabilities before the Closing Date, for a period of at least three years from the Closing Date; provided, however, that the Purchaser, until the expiration of a period ending six years after the Closing Date, shall not dispose of any accounting, business, financial and Tax records and information relating to the Purchased Assets, the Assumed Contracts or the Assumed Liabilities without first notifying the Seller of its intent to do so and giving the Seller a reasonable time to retrieve such records or information. In addition, from and after the Closing Date, Purchaser agrees that it will provide access to Seller and its attorneys, accountants and other representatives (after reasonable notice, during normal business hours and in a manner so as not to interfere with the normal business operations of Purchaser), to the books, records, documents and other information relating to the Purchased Assets or the Assumed Liabilities as Seller may reasonably deem necessary to (A) properly prepare for, file, prove, answer, prosecute or defend any Tax Return, Tax audit, Tax protest, suit or proceeding or (B) administer or complete the Bankruptcy Case.

Section 6.4 Allocation of Purchase Price. The Purchase Price and the amount of the Assumed Liabilities (to the extent they constitute part of the amount realized by Seller for federal income tax purposes) shall be allocated among the Purchased Assets by the parties as soon as practicable after the Closing Date in compliance with the allocation method required by Section 1060 of the Internal

Revenue Code, and the parties shall cooperate to comply with all procedural requirements of Section 1060 and the regulations thereunder. Purchaser and Seller agree that they will not take nor will either of them permit any affiliated person to take, for income tax purposes, any position inconsistent with such allocation; provided, however, that (i) Purchaser’s cost for the Purchased Assets may be greater than the amount allocated to reflect Purchaser’s capitalized acquisition costs not included in the total amount so allocated, and (ii) Seller’s amount realized may be less than the amount allocated to reflect Seller’s costs that reduce the amount realized.

ARTICLE VII

Covenants And Additional Agreements

Section 7.1 Approval Proceedings.

(a) Seller shall use its commercially reasonable efforts to obtain, and shall refrain from knowingly taking any action that would be likely to delay, prevent, impede or result in the revocation of the entry by the Bankruptcy Court of, the Auction Procedures Order and the Sale Order.

(b) Seller shall provide notice of the proposed sale of the Purchased Assets, in form and substance reasonably acceptable to Purchaser and in such manner as may be required by Law, to Seller’s creditors, all Governmental Authorities that have filed a notice of appearance in the Bankruptcy Case, all parties to the Assumed Contracts and all parties entitled to notice of the Sale Motion by such date as shall allow sufficient time for the Sale Order to be entered by the Bankruptcy Court on March 15, 2007.

Section 7.2 Operation of the Business. During the period from the execution of this Agreement until the Closing Date, Seller agrees that it will conduct the businesses supported by the Purchased Assets and the Assumed Contracts in the same manner as would a reasonable person in similar circumstances, subject to applicable bankruptcy and creditor protection provisions, which such conduct shall take into account Seller’s current business and financial situation but, to the fullest extent possible, shall be in accordance with Seller’s past custom and practice.

Section 7.3 Access to Information; Confidentiality.

(a) Seller and its officers, employees, auditors and other agents shall afford Purchaser and its Affiliates, officers, employees, auditors, representatives and other agents (collectively, “Purchaser Representatives”) reasonable access during normal business hours and in a manner so as not to interfere with the normal business operations of Seller to the officers, employees, agents, properties, offices, plants and other facilities of Seller and to all books and records of Seller, and shall furnish Purchaser with all financial, operating and other data and information with respect to the Purchased Assets and properties of Seller as Purchaser, its respective officers, employees or agents may reasonably request.

(b) Seller shall promptly provide Purchaser with drafts of all documents, motions, orders, filings or pleadings that Seller proposes to file with the Bankruptcy Court that relate to (i) this Agreement or the transactions contemplated hereunder, (ii) entry of the Auction Procedures Order, (iii) entry of the Sale Order and (iv) the sale of the Purchased Assets and the assignment and assumption of the Assumed Contracts and Assumed Liabilities by Seller to Purchaser, and all such documents, motions, orders, filings, or pleadings shall be in a form and substance reasonably acceptable to Purchaser.

(c) Until the Closing Date, except as may be required by Law, neither Purchaser nor any of Purchaser Representatives will disclose to any third party the information concerning Seller that it may have acquired from Seller without the prior written consent of Seller; provided, however, that Purchaser Representatives may disclose any such information which (i) is or becomes generally available to the public other than as a result of a breach of this Agreement by the Purchaser Representatives, (ii) was within the possession of the Purchaser Representatives prior to its being furnished to the Purchaser Representatives by Seller, provided that the source of such information was not known by the Purchaser Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to Seller or any other party or (iii) is or becomes available to the Purchaser Representatives on a nonconfidential basis from a source other than Seller, provided that such source was not known by the Purchaser Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Seller or any other party with respect to such information. If the transactions contemplated hereby are not consummated, the Purchaser Representatives will return to Seller or destroy the confidential information. In the event that Purchaser or any Purchaser Representative is required by Law or legal process to disclose all or any part of any such confidential information, Purchaser shall promptly notify Seller of the existence, terms and circumstances surrounding such a request so that Seller may seek an appropriate protective order, at Seller’s sole cost and expense, prior to Purchaser’s disclosure of such information.

Section 7.4 Notification of Certain Matters. Seller and Purchaser shall give prompt notice to one another of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate or (ii) any failure of Seller or Purchaser to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

Section 7.5 Further Action.

(a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use their commercially reasonable efforts to take or cause to be taken all appropriate actions and to do or cause to be done all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable.

(b) Each party hereto agrees to cooperate in obtaining any other consents and approvals that may be required in connection with the transactions contemplated by this Agreement; provided, however, that no party hereto shall be required to compensate any third party to obtain any such consent or approval.

(c) Seller shall use its commercially reasonable efforts during the Transition Period to assist Purchaser with obtaining the PVP, including, but not limited to, providing training to Purchaser’s employees or by Purchaser hiring (during, or at the conclusion of, the Transition Period) at least one of Seller’s co-administrators of the PVP; provided, however, that Seller will not in any way be liable to Purchaser in any respect for any failure by Purchaser to obtain the PVP.

Section 7.6 Litigation. Seller and Purchaser will promptly supply to the other party copies of all litigation or legal proceedings pertaining to the Purchased Assets, Assumed Contracts or Assumed Liabilities which may arise subsequent to the execution of this Agreement but prior to the Closing Date and also will advise the other party promptly in writing of any written threat of litigation or other legal proceeding (including actions or motions in the Bankruptcy Court) which is made between the date of this Agreement and the Closing Date pertaining to the Purchased Assets, Assumed Contracts or Assumed Liabilities or Seller’s or Purchaser’s ability to perform its obligations under this Agreement.

Section 7.7 Filings and Authorizations. Each of Seller and Purchaser, as promptly as practicable, shall (i) make, or cause to be made, all such filings or submissions under Laws applicable to them as may be required for them to consummate the transactions contemplated herein, (ii) use their commercially reasonable efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all Persons and Governmental Authorities necessary to be obtained by them in order for them to consummate such transactions and (iii) use their commercially reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for them to fulfill their respective obligations hereunder.

Section 7.8 Removal of Purchased Assets.

(a) Within sixty (60) days after the Closing (the “Transition Period”), Purchaser shall cause the Purchased Assets to be removed from Seller’s premises at its sole cost and expense; provided, however, that the Purchaser shall pay to the Seller a pro rata portion of the Seller’s monthly rent expense beginning on the Closing Date and ending on the date on which all of the Purchased Assets are removed from the Seller’s premises (to the Seller’s reasonable satisfaction), for the Seller’s leased office space located at 10305 102nd Terrace in Sebastian, Florida. The Purchaser’s pro rata portion of the Seller’s monthly rent expense shall be no more than $4,000 per month, which is approximately 50% of the Seller’s monthly rent expense (representing the approximate percentage of the total rental office space that is utilized by the Purchased Assets, including, without limitation, any employees associated therewith); provided, however, that in the event the monthly rent expense with respect to the office space is discounted at any time, the Purchaser’s pro rata portion of the rent expense shall be reduced accordingly. Purchaser further agrees that from and after the Closing Date risk of loss of the Purchased Assets shall reside with the Purchaser, and Purchaser shall indemnify and hold harmless Seller, its officers, directors, stockholders and agents, from and against any and all loss, liability or expense (including attorneys’ fees) arising from or related to the presence of the Purchased Assets on, or the removal of the Purchased Assets from, Seller’s premises.

(b) Seller covenants that it will use commercially reasonable efforts, consistent with its past practices, to keep the Purchased Assets safe by providing secure facilities from the date of this Agreement until Purchaser removes them from Seller’s premises so long as the removal occurs no later than sixty (60) days after Closing.

Section 7.9 Cash Collateral. Purchaser agrees to not object to Seller’s cash collateral, subject to a budget, attached hereto as Exhibit C, and a cash collateral order, attached hereto as Exhibit D, that are reasonably satisfactory to Purchaser, until March 15, 2007.

Section 7.10 Employees. Seller and Purchaser agree and acknowledge that Purchaser shall not (except as provided in this Section 7.10), on the Closing Date, be obligated to offer employment to or hire any of Seller’s employees associated with the Purchased Assets and the Assumed Contracts and that Seller may, in its sole and absolute discretion, terminate, at any time on or after the Closing Date, any of Seller’s employees associated with the Purchased Assets and the Assumed Contracts. Purchaser hereby agrees that, prior to the date that is 60 days following the Closing Date, it will consider offering employment to Seller’s employees associated with the Purchased Assets and the Assumed Contracts, at base salaries that are not less than the employees’ base salaries in effect on the date each such employee separates from service from Seller, such that Seller would not have any obligations under Seller’s Severance Plan to those Seller employees offered employment by Purchaser pursuant to this Section 7.10.

ARTICLE VIII

Conditions To The Closing

Section 8.1 Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the Closing shall be subject to the prior and/or simultaneous satisfaction or written waiver by Purchaser of each of the following conditions:

(a) Sale Order. The Sale Order (i) shall have been entered by the Bankruptcy Court, (ii) shall not have been stayed, modified, amended, dissolved, revoked or rescinded without Purchaser’s consent and (iii) shall be in full force and effect on the Closing Date.

(b) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that to the extent such representations and warranties expressly speak as of an earlier date, such representations and warranties shall be true and correct in all material respects as of such specified date), and Purchaser shall have received a certificate, dated the Closing Date and signed by an officer of Seller, to that effect.

(c) Covenants. Seller shall have performed in all material respects all of the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate, dated the Closing Date and signed by an officer of Seller, to that effect.

(d) No Governmental Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other Governmental Order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions.

(e) Closing Deliveries. Seller shall have delivered or caused to be delivered to Purchaser each of the items listed in Section 9.2 hereof.

(f) No Termination. This Agreement shall not have been terminated pursuant to Section 10.1.

Section 8.2 Conditions to Obligations of Seller. The obligations of Seller to effect the Closing shall be subject to the prior and/or simultaneous satisfaction or written waiver by Seller of each of the following conditions:

(a) Sale Order. The Sale Order (i) shall have been entered by the Bankruptcy Court, (ii) shall not have been stayed, modified, amended, dissolved, revoked or rescinded without Seller’s consent and (iii) shall be in full force and effect on the Closing Date.

(b) Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that to the extent such representations and warranties expressly speak as of an earlier date, such representations and warranties shall be true and correct in all material respects as of such specified date), and Seller shall have received a certificate, dated the Closing Date and signed by an officer of Purchaser, to that effect.

(c) Covenants. Purchaser shall have performed in all material respects all of the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate, dated the Closing Date and signed by an officer of Purchaser, to that effect.

(d) No Governmental Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other Governmental Order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the transactions contemplated by this agreement illegal or otherwise restraining or prohibiting consummation of such transactions.

(e) Closing Deliveries. Purchaser shall have delivered or caused to be delivered to Seller each of the items listed in Section 9.3 hereof.

(f) No Termination. This Agreement shall not have been terminated pursuant to Section 10.1.

ARTICLE IX

Closing

Section 9.1 Closing. The closing (the “Closing”) of the transactions contemplated in this Agreement shall take place no later than three Business Days following the Sale Hearing provided that the Bankruptcy Court enters an order modifying the ten-day stay contained in Bankruptcy Rule 6004(h), failing which such date shall be on the first Business Day after the stay expires or on an earlier date as mutually agreed to by Seller and Purchaser (the “Closing Date”) at the offices of Genovese, Joblove & Battista, P.A., 200 East Broward Boulevard, Suite 1110, Fort Lauderdale, Florida 33301 or such other time and place as the parties may agree.

Section 9.2 Documents to be Delivered at Closing by Seller. At the Closing, Seller shall properly execute (if necessary) and deliver (or cause to be delivered) to Purchaser:

(a) A Secretary’s Certificate in customary form.

(b) The Bill of Sale, duly executed by Seller.

(c) The Assignment and Assumption Agreement with respect to the Assumed Contracts and Assumed Liabilities, duly executed by Seller.

(d) A Transition Services Agreement in the form attached as Exhibit E.

(e) Certified copies of the Sale Order and a copy of the docket sheet for the Bankruptcy Case showing its entry and that no order has been entered that modifies, amends, stays, dissolves, revokes or rescinds such order and that no motion seeking any such relief has been filed.

(f) A certificate of an officer of Seller referred to in Section 8.1(b) and (c) in the form reasonably acceptable to Purchaser.

(g) A cross-receipt for (i) the Purchase Price paid by Purchaser to Seller at the Closing and (ii) the Purchased Assets, Assumed Contracts and Assumed Liabilities purchased and assumed by Purchaser at Closing.

(h) Such other documents and instruments as are contemplated in this Agreement or as Purchaser or Purchaser’s counsel may reasonably request in order to evidence or consummate the transactions contemplated by this Agreement or to effectuate the purpose or intent of this Agreement including evidence, to the reasonable satisfaction of Purchaser, of the cancellation and payment in full of the Promissory Note.

Section 9.3 Documents to be Delivered at Closing by Purchaser. At the Closing, Purchaser shall properly execute (if necessary) and deliver (or caused to be delivered) to Seller:

(a) A Secretary’s Certificate in customary form.

(b) The Purchase Price in accordance with Section 4.1 of this Agreement.

(c) A release of any and all pre-Closing claims that Micro Beef Technologies, Ltd. has or may have against Seller, including without limitation, any and all claims for patent infringement by Seller, in form and substance reasonably acceptable to Seller.

(d) The Assignment and Assumption Agreement with respect to the Assumed Contracts and Assumed Liabilities, duly executed by Purchaser.

(e) A Transition Services Agreement in the form attached as Exhibit E.

(f) A certificate of an officer of Purchaser referred to in Section 8.2(b) and (c) in the form reasonably acceptable to Seller.

(g) A cross-receipt for (i) the Purchase Price paid by Purchaser to Seller at the Closing and (ii) the Purchased Assets, Assumed Contracts and Assumed Liabilities purchased and assumed by Purchaser at Closing.

(h) Such other documents and instruments as are contemplated in this Agreement or as Seller or Seller’s counsel may reasonably request in order to evidence or consummate the transactions contemplated in this Agreement or to effectuate the purpose or intent of this Agreement.

ARTICLE X

Termination, Amendment And Waiver

Section 10.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by Purchaser or Seller if the Closing shall not have occurred on or before April 15, 2007, (provided that the right to terminate this Agreement under this Section 10.1(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date).

(b) by mutual written consent of Purchaser and Seller;

(c) by Purchaser and/or Seller, if Seller obtains, pursuant to the Auction Procedures Order, a binding offer at the Sale Hearing for the Purchased Assets that is the highest and best offer received, and will enable Seller to pay to the Biegert Trust the full amount of its allowed secured claim such that Seller is able to satisfy in full, as of the Closing Date, any and all amounts (including principal, accrued interest and fees) outstanding under the Promissory Note;

(d) by Purchaser or Seller, if the Bankruptcy Court or any other court of competent jurisdiction in the United States or other Governmental Authority shall have issued an order, decree, ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use commercially reasonable efforts to lift) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

(e) by Purchaser if there is a material breach by Seller of any representation, warranty or covenant of Seller under this Agreement and Seller is unable or shall fail or refuse to cure such breach within 30 days after written notice from Purchaser specifying such breach; and

(f) by Seller if there is a material breach by Purchaser of any representation, warranty or covenant of Purchaser under this Agreement and Seller is unable or shall fail or refuse to cure such breach within thirty 30 days after written notice from Seller specifying such breach.

Section 10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1 hereof, this Agreement shall become void and have no effect and there shall be no liability on the part of any party hereto or its Affiliates, directors, officers, stockholders or agents; provided, however, that, if this Agreement is terminated because of a breach of this Agreement by the non-terminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the non-terminating party’s failure to comply with its obligations under this Agreement, then the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE XI

Miscellaneous

Section 11.1 Survival. Except for the covenants and agreements of the parties that are to be performed after the Closing Date, none of the representations, warranties, covenants and agreements of the parties contained in this Agreement or in any certificate or other document delivered by the parties prior to or at the Closing shall survive the Closing.

Section 11.2 Expenses. Except as otherwise specifically set forth in this Agreement and in the Auction Procedures Order, Seller and Purchaser shall each bear the expenses incurred by them in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated in this Agreement.

Section 11.3 Governing Law; Forum. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Florida, without regard to conflicts of laws principles, and, to the extent applicable, the Bankruptcy Code. If the Bankruptcy Court does not have subject matter jurisdiction over any action or proceeding arising out of or relating to this Agreement, then each party (i) agrees that all such actions or proceedings shall be heard and determined in federal court of the United States for the Southern District of Florida, (ii) irrevocably submits to the jurisdiction of such court in any such action or proceeding, (iii) consents that any such action or proceeding may be brought in such court and waives any objection that such party may now or hereafter have to the venue jurisdiction or that such action or proceeding was brought in an inconvenient court and (iv) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at his or its address as provided in Section 11.4 (provided that nothing herein shall affect the right to effect service of process in any other manner permitted by Florida Law).

Section 11.4 Notices. All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by messenger or one Business Day after having been sent by overnight delivery service, or three Business Days after the date when mailed by registered or certified United States mail, postage prepaid, return receipt requested, or when received via telecopy, telex or other electronic transmission, in all cases addressed to the person for whom it is intended at his address set forth below or to such other address as a party shall have designated by notice in writing to the other party.

Section 11.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 11.6 No Assignment; Benefit to Third Parties.

(a) No party may assign its rights and obligations under this Agreement without the prior written consent of the other party, except that Purchaser may assign all or any of its rights and obligations hereunder to any Affiliate of Purchaser upon the execution of a written instrument whereby any such assignee agrees to assume all of the assignor’s obligations hereunder and be bound by all the terms and conditions of this Agreement; provided further that any such assignment shall not relieve the Purchaser of its obligations hereunder. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and permitted assigns.

(b) The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns and are not intended to, and shall not, confer third-party beneficiary rights upon any other Person.

Section 11.7 Entire Agreement. This Agreement, including the Exhibits and the Schedules attached to it, is and shall be deemed to be the complete and final expression of the agreement between the parties as to the matters contained in and related to this Agreement and supersedes any previous agreements between the parties pertaining to such matters between the parties hereto.

Section 11.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall be considered one and the same agreement.

Section 11.9 Waiver. At any time prior to the Closing Date, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights. The waiver by any party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or similar breach.

Section 11.10 Amendment. This Agreement may only be amended by written agreement executed by each of the parties hereto.

Section 11.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof, and this Agreement shall be interpreted so as to most fully give effect to its terms and still be valid and enforceable; provided, however, that any provision altered pursuant to this Section 11.11 shall not result in a material adverse impairment of the rights or obligations of any party hereto.

Section 11.12 Further Assurances. From time to time after the Closing Date, at either party’s request and without further consideration, the non-requesting party shall execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment and transfer and shall take such other action as the requesting party may reasonably request in order more effectively to convey, transfer, reduce to possession or record title to any of the Purchased Assets purchased pursuant to this Agreement. At either party’s request, the non-requesting party shall cooperate and use its commercially reasonable efforts to have its officers, employees and agents cooperate with the requesting party on or after the Closing Date by furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes involving the requesting party and which are based on contracts, leases, arrangements or acts of the non-requesting party which were in effect or occurred on or prior to the Closing Date.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives under seal as of the day and year first above written.

Seller:

EMERGE INTERACTIVE, INC.
10305 102nd Terrace Sebastian, Florida 32958

By:	/s/ David C. Warren	[SEAL]
Its:	President & CEO

Seller’s Counsel:

Melvin E. Tull, III
Hunton & Williams, LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, VA 23219-4074

Purchaser:

ORIGIN MICRO SYSTEMS, LLC
720 South Tyler, Suite 300 Post Office Box 9262 Amarillo, Texas 79105

By:	/s/ William Pratt	[SEAL]
Its:	Manager

Purchaser’s Counsel:

Thomas M. Messana
Genovese, Joblove & Battista, P.A.
200 East Broward Boulevard, Suite 1110 Fort Lauderdale, Florida 33301